Exhibit 99.1
NEWS RELEASE
Siebel Systems Reports Preliminary Financial Results for the
Third Quarter Ended September 30, 2005
SAN MATEO, Calif. — October 5, 2005 — Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of customer-facing solutions, today announced preliminary financial results for the third quarter ended September 30, 2005.
The Company expects total revenues for the third quarter of 2005 to be approximately $346 million. The Company expects license revenues for the quarter to be approximately $112 million. Maintenance revenues are expected to be approximately $125 million. Services and Other revenues are expected to be approximately $109 million.
On June 30, 2005, the Company adopted a restructuring plan to better align the Company’s resources with its strategic business objectives. The Company incurred approximately $12 million in pre-tax restructuring and other charges in the third quarter of 2005 primarily related to the consolidation of leased facilities associated with the restructuring plan as previously announced.
Including the charges, operating margin and operating income for the third quarter of 2005 are expected to be approximately 10% of total revenues and approximately $34 million, respectively. Excluding the charges, operating margin and operating income for the third quarter of 2005 are expected to be approximately 13% of total revenues and approximately $46 million, respectively.
Including the charges, pre-tax margin and pre-tax income for the third quarter of 2005 are expected to be approximately 15% of total revenues and approximately $50 million, respectively. Excluding the charges, pre-tax margin and pre-tax income for the third quarter of 2005 are expected to be approximately 18% of total revenues and $62 million, respectively.
The Company’s cash, cash equivalents and short term investments are expected to be approximately $2.24 billion as of September 30, 2005, reflecting cash generated during the third quarter of 2005 of approximately $15 million before a dividend payment paid in July. As of September 30, 2005, headcount was 4,847.
“Siebel Systems’ preliminary third quarter results demonstrate encouraging progress against the goals we established when I joined the Company six months ago,” said George T. Shaheen, Chief Executive Officer of Siebel Systems. “Since then, we have made significant changes to our leadership team and increased the rigor of our monthly and weekly management practices. We believe our Company is on the right track to improve our revenue generation capability, better align our cost structure with the scale of our business, and invest in the products and technology that will keep Siebel at the forefront of the CRM industry. I think it is also fair to say that our improved financial performance in the third quarter reflects customer confidence in the future of Siebel CRM following the proposed Oracle transaction. In the third quarter, we met or exceeded our revenue guidance, achieving year over year revenue growth across the board and exceeding our goals in all geographic regions. We also achieved our headcount reduction objectives and contained total expenses to our target for the quarter. As a consequence, we were able to improve our profitability significantly, exceeding our guidance and prior quarter and prior year levels. At the same time, we continued to invest in product leadership, releasing Siebel CRM OnDemand 9.0 — our fourth hosted CRM release in 2005, and launching Siebel Component Assembly, our J2EE and .NET based CRM component assembly framework for the previously untapped custom CRM market.”
Shaheen continued, “I am particularly proud of Siebel’s employees for their focus, professionalism and execution, especially following the announcement of our planned merger with Oracle Corporation. I am also very proud that our industry leading, customer-facing software solutions have continued to meet the needs of our many partners, our base of more than four thousand customers and our growing community of over 3.7 million live users. Oracle has announced plans to make Siebel’s solutions the centerpiece of its CRM strategy, which we believe will enable us to provide even more benefits to our partners and customers in the future.”
Redemption of Exchangeable Non-Voting Shares
Siebel and its Canadian subsidiary, Siebel Janna Arrangement, Inc. (“Siebel Janna”) (TSX: SBL) announced that the board of directors of Siebel Janna has established December 7, 2005 as the redemption date of Siebel Janna’s outstanding exchangeable non-voting shares, and that Janna Nova Scotia Sub Company, another Siebel subsidiary, has exercised its overriding right to purchase all of the outstanding exchangeable non-voting shares (other than exchangeable non-voting shares that are held by Siebel and its affiliates). The exchangeable non-voting shares, which were issued in conjunction with Siebel Systems’ acquisition of Janna Systems Inc. in November 2000, will be exchanged for shares of Siebel common stock on a one-for-one basis on December 7, 2005.
Of the original 5,097,247 exchangeable non-voting shares of Siebel Janna issued, 1,258,620 shares remain outstanding, other than exchangeable non-voting shares that are held by Siebel and its affiliates. For financial reporting purposes, the exchangeable non-voting shares of Siebel Janna are already included in Siebel’s outstanding shares. Therefore, no change in the number of shares of common stock outstanding will result from the exchange. A notice providing further details has been mailed to the holders of exchangeable non-voting shares of Siebel Janna.
Siebel Systems will host a conference call today, Wednesday October 5, 2005, at 2 p.m. Pacific. The live webcast and replay can be accessed at www.siebel.com/investor. The Company will announce its final financial results for the third quarter of 2005 on Wednesday, October 26, 2005 at 2:00 p.m. Pacific.

Contact:
Terry Lee
Christopher Bunn
Siebel Systems Investor Relations Department
650.295.5656
investor.relations@siebel.com
Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions.
This press release contains forward-looking statements that involve risks and uncertainties. The final results for the third quarter of 2005 of Siebel Systems, Inc. may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with our pending merger with Oracle Corporation, financial, economic, political and other uncertainties, the business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.
The company historically uses the non-GAAP financial measures of operating margin, operating income, pre-tax margin and pre-tax income discussed above to evaluate internally and to report results of its business. Siebel Systems believes that these measures best allow its management and investors to understand its activities and potential activities with customers. Siebel Systems believes that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results, as well as comparability to similar companies in the company’s industry, most of which present the same or similar non-GAAP financial measures to investors.
The non-GAAP financial measures used within this press release exclude restructuring and other charges primarily related to facilities actions in the third quarter of 2005. The company believes that providing specific financial information on the impact of such expenses, as well as providing non-GAAP income measures that exclude the charges, best allows investors to understand both the impact of third quarter restructuring and other measures and the company’s ongoing business activities during the quarter.
Management believes that its non-GAAP financial measures provide an additional tool for investors to evaluate ongoing operating results and trends. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed herein.

	Operating	Operating	Pre-Tax	Pre-Tax
	Income ($M)	Margin	Income ($M)	Margin
GAAP Measure	$34	10%	$50	15%

Adjustments
Restructuring and Other Charges	$12	3%	$12	3%
Associated Income Tax Benefit	—	—	—	—

Total Adjustments	$12	3%	$12	3%

Non-GAAP Measure	$46	13%	$62	18%

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